Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

GIRAFFE PROPERTIES, LLC

THIS Amended and Restated Certificate of Formation of Giraffe Properties, LLC (the “LLC”), dated as of November 20, 2009, has been duly, executed and is being filed by Matthew Loncar, as an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC which was filed on July 8, 2005, with the Secretary of State of the State of Delaware (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, etseq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited liability company formed and continued hereby is Toys “R” Us Property Company II, LLC.

2. Registered Office. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3. Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

/s/ Matthew Loncar
Name:	Matthew Loncar
Title:	Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 07:26 AM 11/20/2009

FILED 07:30 AM 11/20/2009

SRV 091033961 - 3997160 FILE